Exhibit 99.1

Contact:  Walter H. Hasselbring, III
                 (815) 432-2476

IF BANCORP, INC. ANNOUNCES RESULTS FOR FIRST QUARTER

OF FISCAL YEAR 2017 (UNAUDITED)

IF Bancorp, Inc. (NASDAQ: IROQ) (the “Company”) the holding company for Iroquois Federal Savings and Loan Association  (the “Association”), announced unaudited net income of $1.3 million, or $0.35 per basic and diluted share, for the three months ended September 30, 2016, compared to $799,000, or $0.21 per basic and diluted share, for the three months ended September 30, 2015.

For the three months ended September 30, 2016, net interest income was $4.5 million compared to $4.1 million for the three months ended September 30, 2015.  The provision for loan losses decreased to $79,000 for the three months ended September 30, 2016, from $480,000 for the three months ended September 30, 2015.  Interest income increased to $5.4 million for the three months ended September 30, 2016, from $4.9 million for the three months ended September 30, 2015.  Interest expense increased to $907,000 for the three months ended September 30, 2016, from $774,000 for the three months ended September 30, 2015.  Non-interest income increased slightly, but was $1.1 million for both the three months ended September 30, 2016, and for the three months ended September 30, 2015.  Non-interest expense decreased slightly, and was $3.5 million for both the three months ended September 30, 2016, and for the three months ended September 30, 2015.  For the three months ended September 30, 2016, income tax expense totaled $772,000 compared to $436,000 for the three months ended September 30, 2015.

Total assets at September 30, 2016 were $588.7 million compared to $595.6 million at June 30, 2016.  Cash and cash equivalents increased to $11.6 million at September 30, 2016, from $6.4 million at June 30, 2016.  Investment securities decreased to $113.3 million at September 30, 2016, from $121.3 million at June 30, 2016.  Net loans receivable decreased to $439.9 million at September 30, 2016, from $443.7 million at June 30, 2016.  Deposits decreased to $423.6 million at September 30, 2016, from $433.7 million at June 30, 2016.  Total borrowings, including repurchase agreements, increased to $75.0 million at September 30, 2016 from $71.4 million at June 30, 2016.  Stockholders’ equity decreased to $83.8 million at September 30, 2016 from $84.0 million at June 30, 2016.

IF Bancorp, Inc. is the savings and loan holding company for Iroquois Federal Savings and Loan Association (the “Association”).  The Association, originally chartered in 1883 and headquartered in Watseka, Illinois, conducts its operations from five full-service banking offices located in Watseka, Danville, Clifton, Hoopeston, and Savoy, Illinois and a loan production and wealth management office in Osage Beach, Missouri.  The principal activity of the Association’s wholly-owned subsidiary, L.C.I. Service Corporation, is the sale of property and casualty insurance.

This press release may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

       The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements

Selected Income Statement Data

(Dollars in thousands, except per share data)

	For the Three Months Ended September 30,
	2016	2015
	(unaudited)
Interest income	$5,418	$4,908
Interest expense	907	774
Net interest income	4,511	4,134
Provision for loan losses	79	480
Net interest income after provision for loan losses	4,432	3,654
Non-interest income	1,121	1,078
Non-interest expense	3,478	3,497
Income before taxes	2,075	1,235
Income tax expense	772	436

Net income	$1,303	$799

Earnings per share – basic and diluted (1)	$0.35	$0.21
Weighted average shares outstanding (1)
Basic	3,724,178	3,768,045
Diluted	3,738,163	3,768,269

	footnotes on following page

Performance Ratios
	For the Three Months Ended September 30, 2016	For the Year Ended June 30, 2016
	(unaudited)
Return on average assets	0.88%	0.62%
Return on average equity	6.20%	4.35%
Net interest margin on average interest earning assets	3.16%	3.11%

Selected Balance Sheet Data

(Dollars in thousands, except per share data)
	At September 30, 2016	At June 30, 2016
	(unaudited)
Assets	$588,683	$595,565
Cash and cash equivalents	11,602	6,449
Investment securities	113,321	121,328
Net loans receivable	439,926	443,748
Deposits	423,600	433,708
Federal Home Loan Bank borrowings and repurchase agreements	74,991	71,392
Total stockholders’ equity	83,790	83,972
Book value per share (2)	21.12	20.92
Average stockholders’ equity to average total assets	14.22%	14.33%

Asset Quality

(Dollars in thousands)
	At September 30, 2016	At June 30, 2016
	(unaudited)
Non-performing assets (3)	$2,758	$2,527
Allowance for loan losses	5,445	5,351
Non-performing assets to total assets	0.47%	0.42%
Allowance for losses to total loans	1.22%	1.19%

(1) Shares outstanding do not include ESOP shares not committed for release.
(2) Total stockholders’ equity divided by shares outstanding of 3,966,561 at September 30, 2016, and 4,014,061 at June 30, 2016, respectively.
(3) Non-performing assets include non-accrual loans, loans past due 90 days or more and accruing, and foreclosed assets held for sale.